Exhibit C

                                                                   March 6, 2000

The Board of Directors
Duff & Phelps Credit Rating Co.
55 East Monroe Street
Chicago, IL 60603

Ladies and Gentlemen:

         You have asked us to advise you as to the fairness from a financial point of view to the holders of Common Stock, no par value ("Company Common Stock") of Duff & Phelps Credit Rating Co. (the "Company") of the consideration of $100 per share of Company Common Stock proposed to be paid by Fimalac, S.A., a French Societe Anonyme ("Parent") pursuant to the terms of the Agreement and Plan of Merger, dated as of March 6, 2000 (the "Agreement"), between Parent, Fimalac, Inc. ("Frank-U.S."), a wholly owned subsidiary of Parent, FSA Acquisition Corp. ("Acquisition Sub"), a wholly owned subsidiary of Frank-U.S., and the Company. The Agreement provides for a tender offer (the "Offer") by Acquisition Sub to acquire all outstanding shares of the Company Common Stock pursuant to which Acquisition Sub will pay $100 for each share of Company Common Stock accepted for payment in the Offer. The Agreement further provides that following completion of the Offer, Acquisition Sub will be merged (the "Merger" and, together with the Offer, the "Acquisition") with and into the Company and each outstanding share of Company Common Stock will be converted in the Merger into the right to receive $100 in cash.

         For purposes of the opinion set forth herein, we have:

         (i) reviewed the Annual Reports to Stockholders and Annual Reports on Form 10- K of the Company for the three years ended December 31, 1998, and certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company, and certain other public communications from the Company to its stockholders;

         (ii) reviewed certain internal financial analyses and forecasts of the Company prepared by the management of the Company;

         (iii) discussed the past and current operations, financial condition and prospects of the Company with senior management of the Company;

         (iv) reviewed the reported prices and trading activity of the Company Common Stock;

         (v) compared the financial performance and condition of the Company and the reported prices and trading activity of the Company Common Stock with that of certain other comparable publicly traded companies;

         (vi) reviewed publicly available information regarding the financial terms of certain recent business combination transactions in the financial services industry specifically and other industries generally which were comparable, in whole or in part, to the Acquisition;

         (vii) participated in certain discussions among representatives of each of the Parent and the Company;

         (viii)   reviewed the Agreement; and
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         (ix)     performed such other analyses as we have deemed appropriate.

         We have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purposes of this opinion and we have not assumed any responsibility for independent verification of such information. With respect to the financial projections, we have assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made an independent evaluation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such evaluation or appraisal. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

         We were retained by the Company solely to render an opinion as to the fairness from a financial point of view of the consideration to be received by the holders of Company Common Stock from Parent in the Acquisition. We were not engaged to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving the Company. We will receive a fee for our services, a portion of which is payable upon the delivery of this opinion. In the past, we have provided other financial advisory services to the Company and have received fees for rendering these services.

         This letter is for the information of the Board of Directors of the Company in connection with its consideration of the Acquisition and does not constitute a recommendation to any holder of Company Common Stock as to whether or not such holder should tender any shares of Company Common Stock in the Offer or how any such holder should vote on the Merger. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent, except that this letter may be attached in its entirety as an exhibit to the Company's Schedule 14D-9 relating to the Offer and to the Company's information statement relating to the Merger.

         Based on, and subject to, the foregoing and other matters as we consider relevant, we are of the opinion that on the date hereof, the consideration to be received by the holders of Company Common Stock in connection with the Acquisition is fair from a financial point of view to the holders of Company Common Stock.

                                             Very truly yours,

                                             PETER J. SOLOMON COMPANY LIMITED